Exhibit 10.19

Party City Corporation
Compensation Payable to Non-Employee Directors

     The non-employee directors of Party City Corporation (the “Company”) will receive the following compensation for service on the Company’s Board of Directors:

Participation Fees

Annual Retainer	$25,000
Board Meeting Fee	$2,000
Audit Committee Meeting Fee—Chairperson	$4,000
Audit Committee Meeting Fee—Member	$2,000
Compensation Committee Meeting Fee—Chairperson	$3,000
Compensation Committee Meeting Fee—Member	$2,000
Nominating and Corporate Governance Committee Meeting Fee—Chairperson	$2,000
Nominating and Corporate Governance Committee Meeting Fee—Member	$1,000

In addition, any member of the Board of Directors who is requested by the Chairperson to perform services for the Company that is outside of the scope of preparing for or attending a meeting will be paid $2,000 per each eight hours of time spent performing such services. The Company also reimburses directors for travel and lodging expenses, if any, incurred in connection with attendance at the Board of Directors and Committee meetings.

Stock Option Grants

The Company’s non-employee directors each receive an annual grant of 10,000 stock options on or following the date of the annual meeting of stockholders. Such options will be fully vested at the time of grant.